Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SPECTRUM MICROWAVE, INC.

and

SATCON ELECTRONICS, INC.

and

SATCON TECHNOLOGY CORPORATION

Dated:  September 25, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated September 25, 2008 is by and among SPECTRUM MICROWAVE, INC., a Delaware corporation with its principal place of business at 2707 Black Lake Place, Philadelphia, Pennsylvania 19154 (“Buyer”); SATCON ELECTRONICS, INC. a Delaware corporation with its principal place of business at 165 Cedar Hill Street, Marlborough, Massachusetts 01752 (“Seller”); SATCON TECHNOLOGY CORPORATION, a Delaware corporation with its principal place of business at 27 Drydock Avenue, Boston, Massachusetts 02210 (“Shareholder”).

RECITALS:

A.                                   Seller is engaged in the business of designing and manufacturing high performance, high reliability and long-life microelectronics, with product offerings including: hybrid microcircuits for power conversion; radio frequency custom and analog signal processing; and a full line of thin film substrates and resistors.

B.                                     Shareholder is the sole shareholder of Seller.

C.                                     Buyer desires to purchase and accept from Seller, and Seller desires to sell and transfer to Buyer, substantially all of the assets of the Business upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the following terms have the following meanings:

(a)                                  “Accounts Payable” means all bona fide accounts payable of Seller related to the Business as of the Closing Date, but shall not include any accounts payable owed to Affiliates of the Shareholder.

(b)                                 “Accounts Receivable” means all bona fide accounts receivable, notes receivable, and other amounts payable to Seller in connection with the Business, but shall not include any accounts receivable due from Affiliates of the Shareholder.

(c)                                  “Accrued Liabilities” means all accrued expenses of Seller related to the Business including vacation pay, sick pay and paid time off to the extent such obligations relate to Hired Active Employees (as such term is hereinafter defined) earned or accrued prior to the Closing Date or as a consequence of the Closing and all of Seller’s deferred revenue and other accrued expenses accrued at or prior to the Closing Date, in each case whenever payable, but shall not include any accrued liabilities of Seller owed to Affiliates of the Shareholder.

(d)                                 “Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(e)                                  “Agreement” means, unless the context otherwise requires, this Asset Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

(f)                                    “Assumed Contracts” means the Contracts identified on Schedule 1.1(f)(1); “Excluded Contracts” means the Contracts identified on Schedule 1.1(f)(2).

(g)                                 “Assumed Liabilities” means (i) the Accounts Payable, (ii) the Accrued Liabilities, (iii) liabilities under the Assumed Contracts arising or to be paid or performed after the Closing Date (other than any liability which results from, arises out of or relates to any breach of contract, tort, infringement or violation of law with respect to periods prior to the Closing Date) and (iv) the Warranty Obligations.

(h)                                 “Business” means the design and manufacture of high performance, high reliability and long-life microelectronics, with product offerings including: hybrid microcircuits for power conversion; radio frequency custom and analog signal processing; and a full line of thin film substrates and resistors.

(i)                                     “Business Records” means originals or true copies of all operating data and records of Seller relating to the Business, including financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, written operating methods and procedures, other information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business.

(j)                                     “Cash” means all cash and cash equivalents of the Seller.

(k)                                  “Closing Date” means the date that the Closing occurs as determined by the mutual agreement of the parties, but in any event not later than September 26, 2008.

(l)                                     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(m)                               “Confidential Information” has the meaning set forth in Section 6.10(b).

(n)                                 “Contracts” means all contracts and other agreements, whether written or oral, which are currently in effect and to which Seller is a party or by which Seller is bound relating to or affecting the Business, including:

(i)                                     any agreement (or group of related agreements with the same Person or its Affiliates) for the lease of real or personal property;

(ii)                                  any agreement (or group of related agreements with the same Person or its Affiliates) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services;

(iii)                               any agreement concerning the Seller’s ownership of any capital stock of any corporation or the Seller’s membership in a limited liability company, partnership, joint venture or similar arrangement;

(iv)                              any agreement (or group of related agreements with the same Person or its Affiliates) under which Seller has created, incurred or assumed any indebtedness;

(v)                                 any agreement under which there has been imposed an Encumbrance on any of the Purchased Assets;

(vi)                              any letter of credit or performance bond;

(vii)                           any confidentiality or non-competition agreement;

(viii)                        any agreement with any Affiliate of Seller or with any Related Person;

(ix)                                any profit sharing, deferred compensation, severance or other plan or arrangement for the benefit of the Seller’s current or former shareholders, directors, officers or employees or any other direct or indirect beneficial owners;

(x)                                   any collective bargaining agreement;

(xi)                                any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

(xii)                             any agreement or instruments reflecting outstanding loans or advances from Seller to its directors, officers or employees;

(xiii)                          any agreement for the prospective acquisition of any business or product line of Seller or any other Person;

(xiv)                         any sales representative, agency or franchise agreement;

(xv)                            any Intellectual Property license or royalty agreement;

(xvi)                         any independent contractor agreement;

(xvii)                      any agreement providing for indemnification by Seller other than indemnification agreements contained in any agreement constituting a Contract under any other provision of this subsection; and

(xviii)                   any other contract, agreement or commitment.

(o)                                 “Customer Lists” means all past and current customer lists and lists of potential customers of the Business.

(p)                                 “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Purchased Assets.

(q)                                 “Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (ii) the discretion of the appropriate Governmental Authority with respect to specific performance, injunctive relief or other terms of equitable remedies.

(r)                                    “Environmental Claims” means any notice of violation, notice of potential or actual responsibility or liability, or written Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person directed against Buyer or any Buyer Indemnitee for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, at, in, by or from the Facility, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances at or in connection with the operation of the Facility, (iii) the violation, or alleged violation, of any Environmental Laws at or in connection with the operation of the Facility, or (iv) the non-compliance or alleged non-compliance with any Environmental Laws at or in connection with the operation of the Facility.

(s)                                  “Environmental Laws” means any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances.  Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource

Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended and all similar or analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

(t)                                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(u)                                 “ERISA Affiliate” means a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Seller within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o).

(v)                                 “Excluded Assets” means the following assets of the Seller:

(i)                                     any bank accounts;

(ii)                                  any Cash and any accounts receivable due from Affiliates of the Shareholder;

(iii)                               any rights of Seller under this Agreement and the other Transaction Documents;

(iv)                              the corporate books and records of Seller described on Schedule 1.1(v)(v);

(v)                                 any Tax records of Seller;

(vi)                              any Insurance of Seller;

(vii)                           any rights specifically relating to Excluded Contracts, the Employee Benefit Plans or assets specifically relating to the Excluded Liabilities, and the documents evidencing or otherwise relating to the foregoing;

(viii)                        deposits for income or franchise taxes;

(ix)                                any tax credits and tax refunds owing to Seller for the period of time prior to the Closing Date;

(x)                                   any Permits which are not lawfully transferable to the Buyer; and

(xi)                                any rights of Seller to trademarks and trade names which include the term “SatCon”.

(w)                               “Excluded Liabilities” means any liability or obligation of every nature of Seller or its Affiliates other than the Assumed Liabilities.

(x)                                   “Facility” means the Real Property.

(y)                                 “Financial Statements” means (a) the unaudited financial statements of Seller for the period ended December 31, 2007 with a comparative statement to the period ended December 31, 2006 (consisting of a statement of assets, liabilities and stockholder’s equity-income tax basis and a statement of revenue-income tax basis) and (b) an internally prepared income statement and balance sheet of Seller for the period ended August 30, 2008, all as delivered to Buyer.

(z)                                   “GAAP” means, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements.

(aa)                            “Goodwill” means the goodwill of the Business.

(bb)                          “Governmental Authority” means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

(cc)                            “Governmental Requirement” means any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority now in effect.

(dd)                          “Hazardous Substances” means any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

(ee)                            “Independent Accountants” means Ernst & Young, LLP, or any successor thereof.

(ff)                                “Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

(gg)                          “Intellectual Property” means all intellectual property used to conduct the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names (excluding the name “SatCon”), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, know-how, compositions, supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(hh)                          “Inventory” means all raw material, work-in-process and finished goods inventories of the Business, wherever located.

(ii)                                  “Knowledge” means the knowledge, information or belief, as appropriate to the context of the statement in which the term is used, of any officer or director of Seller or of the Shareholder, or the knowledge, information or belief which any such individual would have after (i) having made a review of documents in files of Seller and (ii) having made reasonable inquiry of those executive, management or supervisory employees under their direct supervision.

(jj)                                  “Losses” means all losses, liabilities, deficiencies, damages (including indirect or consequential damages), encumbrances, fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

(kk)                            “Net Working Capital Obligations” means the difference between (i) the total of Accounts Payable and Accrued Liabilities as of the Closing Date, minus (ii) the Accounts Receivable (less the amount of any provision or reserve therefore set forth in the Closing Statement) as of the Closing Date, calculated in the manner set forth on Schedule 2.4.

(ll)                                  “Notes Payable” means any notes payable of the Seller.

(mm)                      “Notes Receivable” means any notes receivable of the Seller.

(nn)                          “Other Current Assets” means all current assets of the Business other than Accounts Receivable, prepaid Taxes and prepaid expenses relating to any Income Tax Liability, but excluding any prepayment or similar asset that would not, in Buyer’s reasonable judgment, benefit Buyer following the Closing.

(oo)                          “Owned Intellectual Property” means all Intellectual Property of the Business owned by the Seller.

(pp)                          “Owned Tangible Personal Property” means all Tangible Personal Property of the Business owned by the Seller.

(qq)                          “Permits” means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(rr)                                “Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(ss)                            “Predecessor” means a Person, if any, whose status or activities could give rise to an Environmental Claim against Seller as a successor in interest to such Person.

(tt)                                “Proceeding” means any claim, demand, action, suit, litigation, dispute, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

(uu)                          “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

(vv)                          “Purchased Assets” means all right, title and interest of Seller in and to all of the assets of Seller relating to the Business of whatsoever nature, tangible or intangible, real or personal, including the following (except to the extent an Excluded Asset):

(i)                                     the Accounts Receivable;

(ii)                                  the Assumed Contracts;

(iii)                               the Business Records;

(iv)                              the Customer Lists;

(v)                                 the Goodwill;

(vi)                              the Other Current Assets;

(vii)                           the Owned Intellectual Property;

(viii)                        the Owned Tangible Personal Property;

(ix)                                the Permits (to the extent assignable); and

(x)                                   the Inventory.

(ww)                      “Purchase Price” means the purchase price for the Purchased Assets which is an amount equal to $5,000,000, less the Net Working Capital Obligations Adjustment.  By way of example, if the Net Working Capital Obligations Adjustment is positive by $100,000 then the Purchase Price would be $4,900,000 and if the Net Working Capital Obligations Adjustment is negative by $100,000 then the Purchase Price would be $5,100,000.

(xx)                              “Real Property” means the real property leased by Seller located at 165 Cedar Hill Street, Marlborough, Massachusetts 01752.

(yy)                          “Related Person” means the Shareholder and any director, officer or employee of Seller or Shareholder and any Person related to any such director, officer or employee by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has a substantial interest as a member, partner, shareholder, trustee or otherwise.

(zz)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment which could give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

(aaa)                      “Representative” means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(bbb)                   “Seller’s Accountants” means those accountants at the firm of Vitale, Caturano & Company, Ltd.

(ccc)                      “Subsidiaries” means an affiliate controlled by the Seller, directly or indirectly, through one or more intermediaries.

(ddd)                   “Tangible Personal Property” means all tangible personal property of the Business owned or leased by Seller or in which Seller has any interest, including computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(eee)                      “Target Net Working Capital Obligations” means $260,000.

(fff)                            “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(ggg)                   “Tax Liability” means liability for any Taxes owing by the Seller to any Governmental Authority attributable to the operations and activities of, or otherwise incurred by or existing with respect to, the Seller for any period ending on or prior to the Closing Date, including Taxes computed through the day before the Closing Date with respect to any partial year on a closing-of-the-books basis as if such partial year ended at the close of business on the day before the Closing Date.

(hhh)                   “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

(iii)                               “Transaction Documents” means this Agreement, and the bills of sale, assignments, instruments and other documents described in Section 3.2(a).

(jjj)                               “Net Working Capital Obligations Adjustment” means (i) if the Net Working Capital Obligations on the Closing Date are equal to or greater than the Target Net Working Capital Obligations, the amount, expressed as a positive number, by which the Closing

Date Net Working Capital Obligations exceed the Target Net Working Capital Obligations or (ii) if the Closing Date Net Working Capital Obligations are less than the Target Net Working Capital Obligations, the amount, expressed as a negative number, by which the Closing Date Target Net Working Capital Obligations are less than the Target Net Working Capital Obligations.  By way of clarification, a positive Net Working Capital Adjustment will decrease the Purchase Price from $5,000,000 and a negative Net Working Capital Adjustment will increase the Purchase Price from $5,000,000.

1.2                                 Other Defined Terms.  The following terms shall have meanings defined for such terms in the sections set forth below:

Term	Section
Active Employees	6.5(a)
Buyer	Introduction
Buyer Claims Period	9.1(a)(ii)
Buyer Indemnitee	9.1(b)
Cash Payment	2.4(c)
Casualty	10.2
Casualty Amount	10.2
Claims Period	9.1(a)(i)
Closing	3.1
Closing Purchase Price Reconciliation	2.5(d)
Closing Statement	2.4(a)
Covenant Period	6.10(a)
Effective Time	3.1
Employee Benefit Plans	4.13
Escrow Reserve Amount	2.4(d)
Estimated Net Working Capital Obligations	2.4(a)
Excluded Contracts	1.1(f)
Final Net Working Capital Obligations	2.5(a)
Final Net Working Capital Obligations Adjustments	2.5(a)
Final Net Working Capital Obligations Statement	2.5(a)
Hired Active Employees	6.5(b)(i)
Indemnified Party	9.1(e)(i)
Indemnifying Party	9.1(e)(i)
Non-Transferable Assets	3.5
Preliminary Net Working Capital Obligations Adjustment	2.4(a)
Restricted Activity	6.10(a)(i)
Required Consents and Filings	6.2
Seller	Introduction
Shareholder	Introduction
Tangible Personal Property List	4.8
WARN Act	6.5(b)(i)
Warranty Obligations	6.13(a)

1.3                                 Usage of Terms.  Except where the context otherwise requires, words importing the singular number include the plural number and vice versa.  Use of the word “including” means “including, without limitation.”

1.4                                 References to Articles, Sections, Exhibits and Schedules.  All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1                                 Transfer of Purchased Assets.  Subject to the terms and conditions contained in this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, all of the Purchased Assets, free and clear of any Encumbrances, and Seller shall retain the Excluded Assets.

2.2                                 Assumed Liabilities; Excluded Liabilities.  On the Closing Date, Buyer shall assume and pay or perform in accordance with their terms the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer shall not assume, agree to pay, perform, discharge, bear the economic burden of or in any way be responsible for any of the Excluded Liabilities.  Seller shall retain and pay or perform in accordance with their terms all of the Excluded Liabilities.

2.3                                 Consideration; Allocation.  As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall pay and deliver to Seller the Purchase Price and shall assume the Assumed Liabilities.  Such consideration will be allocated as set forth on Schedule 2.3.  Unless otherwise agreed in writing by Buyer and Seller, Buyer and Seller shall (a) reflect the Purchased Assets in their books and for Tax reporting purposes in accordance with such allocation, (b) file all forms required under Code Section 1060 (including Form 8594) and all other Tax Returns and reports in accordance with and based upon such allocation and (c) unless required to do so in accordance with a “determination” as defined in Code Section 1313(a)(1), take no position in any Tax Return, Tax Proceeding, Tax audit or otherwise which is inconsistent with such allocation.

2.4                                 Payments by Buyer.

(a)                                  Closing Statement.  On the day prior to the Closing Date, Seller shall in good faith prepare and deliver to Buyer a certificate (the “Closing Statement”) containing a pro forma estimate of (i) the Net Working Capital Obligations as of the Closing Date (the “Estimated Net Working Capital Obligations”) and (ii) the Net Working Capital Obligations Adjustment (the “Preliminary Net Working Capital Obligations Adjustment”), which will be subject to examination and agreement by Buyer as to reasonableness.  The Estimated Net Working Capital Obligations are to be determined in accordance with GAAP and the principles set forth on Schedule 2.4.  Buyer and Seller agree that the purpose of the Preliminary Net Working Capital Obligations Adjustment is to measure changes between the Target Net Working Capital Obligations and the Estimated Net Working Capital Obligations.  If the Estimated Net Working Capital Obligations are less than the Target Net Working Capital Obligations, the Purchase Price will be increased by the amount of such difference, subject to further adjustment as provided in Section 2.5.  If the Estimated Net Working Capital Obligations are greater than the Target Net Working Capital Obligations, the Purchase Price will be reduced by the amount of such excess, subject to further adjustment as provided in Section 2.5.

(b)                                 Reliance on Closing Statement.  Payments required to be made on the Closing Date pursuant to this Section 2.4 will be determined on the basis of the Closing Statement and the Preliminary Net Working Capital Obligations Adjustment, as provided herein.

(c)                                  Payments.  At the Closing, Buyer shall pay to Seller an aggregate amount equal to $5,000,000, as adjusted by the Preliminary Net Working Capital Obligations Adjustment, less the Escrow Reserve Amount (the “Cash Payment”), in cash by wire transfer to an account or accounts designated by Seller to Buyer in writing not less than two (2) business days prior to the Closing Date.  At the Closing, Buyer shall assume the Assumed Liabilities.

(d)                                 Escrow Reserve.  At the Closing, Buyer shall deliver to the Escrow Agent $125,000 (the “Escrow Reserve Amount”) by wire transfer, to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

2.5                                 Final Net Working Capital Obligations Statement; Final Net Working Capital Obligations Adjustment.

(a)                                  Final Net Working Capital Obligations Statement.  Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a final statement of Net Working Capital Obligations (the “Final Net Working Capital Obligations Statement”) setting forth the Net Working Capital Obligations of Seller as of the Closing Date (the “Final Net Working Capital Obligations”) and the Final Net Working Capital Obligations Adjustment (the Final Net Working Capital Obligations Adjustment”).  The Final Net Working Capital Obligations Statement is to be prepared in accordance with GAAP and the principles set forth on Schedule 2.4.

(b)                                 Dispute.  Within forty-five (45) days following Seller’s receipt of the Final Net Working Capital Obligations Statement, Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the preparation or content of the Final Net Working Capital Obligations Statement.  Such notice must describe in reasonable detail the items contained in the Final Net Working Capital Obligations Statement that Seller disputes and the basis for any such dispute.  If Seller does not notify Buyer of a dispute with respect to the Final Net Working Capital Obligations Statement within such forty-five (45-) day period, such Final Net Working Capital Obligations Statement will be final, conclusive and binding on the parties.  In the event of a notification of a dispute by Seller, Buyer and Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller fail to resolve such dispute within thirty (30) days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Independent

Accountants to resolve such dispute.  The Independent Accountants shall only consider those items and amounts set forth on the Final Net Working Capital Obligations Statement as to which Buyer and Seller have disagreed within the time period specified above and must resolve the matter in accordance with the terms and provisions of this Agreement.  Upon the agreement of Buyer and Seller or the decision of the Independent Accountants, the Final Net Working Capital Obligations Statement will be final, conclusive and binding on the parties.  The fees, expenses and costs of the Independent Accountants shall be borne by Seller and the Shareholders, on the one hand, and by Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation will also be determined by the Independent Accountants and be included in the final decision of the Independent Accountants.  The determination of the Independent Accountants, absent fraud, shall be deemed a final arbitration award that is binding on each of Buyer, Seller and the Shareholder, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the Independent Accountants.  Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

(c)                                  Access.  For purposes of complying with the terms set forth in this Section 2.5, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its Facility and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Net Working Capital Obligations Statement and the resolution of any disputes thereunder.

(d)                                 Final Net Working Capital Obligations Adjustment.  Within five (5) business days after determination of the Final Net Working Capital Obligations Adjustment, Buyer or Seller, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Net Working Capital Obligations Adjustment, is greater or less than the Purchase Price as adjusted by the Preliminary Net Working Capital Obligations Adjustment (such difference being the “Closing Purchase Price Reconciliation”).  If the Closing Purchase Price Reconciliation is positive, Buyer shall promptly pay such difference to Seller.  If the Closing Purchase Price Reconciliation is negative, Seller shall promptly pay such difference to Buyer.  If Buyer or Seller fails to pay any amount owing pursuant to this Section 2.5(d) within five (5) business days, then the amount owing shall be payable on demand and interest shall accrue on this unpaid amount from the date due until paid at a rate equal to the lower of ten percent (10%) per annum or the highest rate permitted by applicable law.

2.6                                 Taxes; Proration.  Seller will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes.  All utilities, real property taxes and other similar charges relating to the Real Property shall be prorated as of the Closing Date.

ARTICLE 3

CLOSING

3.1                                 Closing.  The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the offices of Seller’s counsel, Greenberg Traurig, LLP, 1 International Place, 20th Floor, Boston, Massachusetts 02110, or any other place as Buyer, Seller and Shareholders shall mutually agree in writing (the “Closing”).  The Closing will be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

3.2                                 Conveyances at Closing.

(a)                                  Instruments and Possession.  Upon the terms and conditions contained in this Agreement, on the Closing Date, Seller and the Shareholder shall deliver to Buyer (i) one or more bills of sale conveying in the aggregate all of the Owned Tangible Personal Property, (ii) one or more assignments conveying in the aggregate all of the Assumed Contracts, (iii) one or more assignments of the Owned Intellectual Property in recordable form, (iv) such other instruments as are reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions of this Agreement and (v) such other documents and agreements as are contemplated by this Agreement.

(b)                                 Form of Instruments.  All of such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller, but will not diminish the status of title to the Purchased Assets required to be delivered by Seller pursuant to this Agreement.

3.3                                 Assumptions at Closing.

(a)                                  Upon the terms and conditions contained in this Agreement, on the Closing Date, Buyer will deliver to Seller and the Shareholder (i) an assumption of the Assumed Liabilities, (ii) such other instruments of assumption evidencing Buyer’s assumption of the Assumed Liabilities as Seller reasonably deems necessary and (iii) such other documents and agreements as are contemplated by this Agreement.

(b)                                 All such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Seller and Buyer, but will not increase or decrease the Assumed Liabilities required to be assumed by Buyer pursuant to this Agreement.

3.4                                 Certificates and Other Document.  Each of Buyer and Seller shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6, 7 and 8.

3.5                                 Non-Transferable Assets.  It is understood that certain Purchased Assets may not be immediately transferable or assignable to Buyer, and Buyer may in its sole discretion allow Seller to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets.  In such event, (i) Seller and the Shareholder shall use their reasonable best efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to Buyer or to remove or eliminate any impediment preventing the transfer or assignment of the

Non-Transferable Assets to Buyer, (ii) Seller shall grant to Buyer full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Buyer have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) Seller and the Shareholder shall take all actions necessary to preserve the value of the Non-Transferable Assets, (iv) Seller shall not transfer or assign the Non-Transferable Assets to any Person other than Buyer or Buyer’s assigns, (v) Seller shall transfer or assign the Non-Transferable Assets to Buyer at the earliest date, if any, on which such transfer or assignment can be effected and (vi) Buyer will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to Buyer in accordance with the terms of this Agreement.  Upon the request of Buyer, Seller shall enforce, for the account, at the expense and on behalf of Buyer, any rights of Seller arising under or in connection with any Non-Transferable Asset.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF SELLER AND SHAREHOLDER

Seller and Shareholder jointly and severally represent and warrant to Buyer as follows:

4.1                                 Organization and Authority of Seller to Conduct Business.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Schedule 4.1 sets forth each jurisdiction where Seller is qualified to do business.  Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to qualify might have a material adverse effect on the Business, financial condition or operations of Seller.  Seller has no Subsidiaries.  No Affiliate of Seller or the Shareholder owns or has any interest in any of the assets used in the Business.  Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Except as provided in Schedule 4.1, Seller has no stock or equity interest in any other Person.

4.2                                 Power and Authority; Binding Effect.  Seller and Shareholder have all necessary power and authority and have taken all action necessary to authorize, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement.  Seller and Shareholder shall deliver to Buyer at the Closing copies of all resolutions of the board of directors and shareholder of Seller and the Board of Directors of Shareholder with respect to the transactions contemplated by this Agreement, certified by an officer of Seller, in form reasonably satisfactory to counsel for Buyer.  No other corporate action on the part of Seller or Shareholder is required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes a legal, valid and binding obligation of Seller and Shareholder enforceable against each in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4.3                                 Title.

(a)                                  Seller has good and marketable title to all of the Purchased Assets and all of the Purchased Assets are free and clear of any Encumbrances.

(b)                                 Seller owns the Tangible Personal Property or leases, pursuant to leases described on Schedule 4.3(b), all other tangible personal property used in the Business, and owns, or otherwise has sufficient rights with respect to, all intangible property used in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

4.4                                 No Conflict or Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement do not and will not result in or constitute (a) a violation of or conflict with any provision of the organizational or other governing documents of Seller or Shareholder, (b) except as set forth on Schedule 4.4, a breach of, a loss of rights under or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any Contract or Permit, (c) a violation by Seller or Shareholder of any Governmental Requirement, (d) an imposition of any Encumbrance on the Purchased Assets or (e) except as set forth on Schedule 4.4, any right of any Governmental Authority to revoke, suspend, cancel, terminate or modify any of the Permits.

4.5                                 Consents and Approvals.  Except as otherwise set forth on Schedule 4.5, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller or Shareholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.6                                 Financial Statements; Unknown Liabilities.

(a)                                  Seller has delivered to Buyer the Financial Statements.  The Financial Statements fairly present the financial condition and the results of operations of Seller as of their respective dates and for the periods then ended in accordance with GAAP.  The books and records of Seller from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of Seller, and the Financial Statements are in conformity therewith.

(b)                                 Except as disclosed on Schedule 4.6(b), there are, and as of the Closing Date there will be, no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of Seller except (i) liabilities and obligations reflected in the Financial Statements, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Schedules, (iii) liabilities reflected in the calculation of the Net Working Capital Obligations Adjustment as finally determined and (iv) liabilities and obligations incurred between the date of the Financial Statements and the Closing Date in the ordinary course of business of Seller (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of Governmental Requirement).

4.7                                 Tax Matters.

(a)                                  (i) Seller has filed all Tax Returns that it was required to file, (ii) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld, (iii) all such Tax Returns were correct and complete in all material respects when filed, (iv) all Taxes required to have been paid by Seller (whether or not shown on any Tax Return) have been paid, (v) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return and (vi) no notice has been received by Seller and no claim has been made within the last five (5) years by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller or Shareholder have Knowledge.  Schedule 4.7(b) lists all income Tax Returns filed with respect to Seller for any taxable period ended on or after December 31, 2003, indicates those Tax Returns which have been audited, and indicates those Tax Returns that currently are the subject of audit.  Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller for any taxable period ended on or after December 31, 2003.

4.8                                 Tangible Personal Property.  Seller has delivered to Buyer (a) a depreciation list of each item of Tangible Personal Property owned by Seller and (b) a list of each item of Tangible Personal Property leased by Seller (hereinafter collectively referred to as the “Tangible Personal Property List”).  Except as set forth in Schedule 4.8, there is no tangible personal property used in the operation of the Business other than the Tangible Personal Property.  All of the Tangible Personal Property is located at the Real Property and there is no tangible personal property used in the operation of the Business located at the Real Property which is not owned or leased by Seller.  The Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.

4.9                                 Intellectual Property.

(a)                                  Except as set forth on Schedule 4.9(a), (i) there is no intellectual property necessary to or used in the Business other than the Owned Intellectual Property and (ii) Seller has taken reasonable commercial actions to maintain and protect each item of Owned Intellectual Property.

(b)                                 Except as set forth on Schedule 4.9(b), (i) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and in the last five (5) years, neither Seller nor the Shareholder have received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intangible property rights of any third party) which has not been resolved and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

(c)                                  Schedule 4.9(c) identifies each patent or registration which has been issued to Seller with respect to any of the Intellectual Property, each pending patent application or application for registration which Seller has made with respect to any of the Intellectual Property and each license, sublicense or other agreement which Seller has granted to any third party with respect to any of the Intellectual Property.  Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such patent, registration, application, license or agreement.  Schedule 4.9(c) identifies each trademark, trade name or unregistered trademark used by Seller in connection with the Business.  Except as set forth on Schedule 4.9(c), with respect to each item of Intellectual Property required to be identified in Schedule 4.9(c):  (i) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses and (ii) no Proceeding is pending or, to the Knowledge of Seller or the Shareholder, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

(d)                                 Schedule 4.9(d) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to a license, sublicense or other agreement.  Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date).  Except as set forth on Schedule 4.9(d), with respect to each item of Intellectual Property required to be identified in Schedule 4.9(d):  (i) each license, sublicense or other agreement covering the item is enforceable, except as may be limited by Enforceability Limitations, (ii) following the Closing, each license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, except as may be limited by Enforceability Limitations, (iii) neither Seller nor, to the Knowledge of Seller and the Shareholders, any other party to a license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) neither Seller nor, to the Knowledge of Seller and Shareholder, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (v) no Proceeding is pending or, to the Knowledge of Seller and Shareholders, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) Seller has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

(e)                                  Except as set forth on Schedule 4.9(e), Buyer’s use of the Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted or as contemplated to be conducted.

4.10                           Compliance with Laws and Permits.  The conduct of the Business and the Purchased Assets are in compliance with all applicable Governmental Requirements and Permits.  Neither Seller nor the Shareholder have received any notice to the effect that, or otherwise been advised that, Seller or any of the Purchased Assets are not in compliance with any applicable Governmental Requirement and there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any applicable Governmental Requirement or Permit.  Schedule 4.10 identifies all Permits issued to Seller and currently in effect.  Those Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business.  All of those Permits are valid and in full force and effect, no violations have been experienced, noted or recorded and no violations are expected, and no Proceeding is pending or, to the Knowledge of Seller and the Shareholder, threatened to revoke or limit any of those Permits.

4.11                           Litigation.  Except as set forth on Schedule 4.11, there is no Proceeding pending or, to the Knowledge of Seller and the Shareholders, threatened (a) against Seller, or its properties, assets or business or (b) relating to the Business and against or relating to any shareholder, director, officer or employee of Seller.

4.12                           Labor Matters.

(a)                                  Schedule 4.12(a) identifies for each current Hired Active Employee (as hereinafter defined) of Seller with a current annual compensation (base salary plus bonus) for the fiscal year ended December 31, 2007 in excess of $50,000, or where annual compensation for the fiscal year ended December 31, 2008 is expected to be in excess of $50,000, his or her name, position or job title, his or her base compensation and bonus compensation earned in the fiscal year of Seller ending December 31, 2007 and his or her current base compensation.  Except as set forth on Schedule 4.12(a):  (i) Seller does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the Knowledge of Seller and the Shareholder, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of Seller and the Shareholder, threatened against Seller and no material grievance currently being asserted, (iv) Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement, (v) there is no organizational campaign being conducted or, to the Knowledge of Seller and the Shareholder, contemplated and there is no pending or, to the Knowledge of Seller and the Shareholder, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of Seller, (vi) each employee of Seller is an employee “at will” and (vii) there are no known claims against Seller by employees or former employees of the Business for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement.  Seller has complied with, and is currently in compliance with, all applicable Governmental Requirements relating to any of its employees or consultants (including any Governmental Requirement of the Occupational Safety and Health Administration), and Seller

has not received within the past three (3) years any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

(b)                                 Seller has on file a valid Form I-9 for each employee currently employed by Seller.  Except as set forth on Schedule 4.13(b), all employees of Seller are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire.  Except as set forth on Schedule 4.12(b), Seller has not been the subject of an immigration compliance or employment visit from, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

(c)                                  Except as set forth on Schedule 4.13(c), Seller has not terminated the employment of any employee during the ninety (90) days preceding the Closing Date, excluding voluntary resignation and termination for cause.

4.13                           Employee Benefit Plans.  With respect to the Employee Benefit Plans:

(a)                                  Schedule 4.13 lists all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for which Seller makes or is required to make payments, transfers, or contributions in respect of employees of Seller, and (iii) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or directors (collectively, “Employee Benefit Plans”).

(b)                                 Each Employee Benefit Plan is in compliance with its terms and the requirements of applicable Laws, except where the failure to comply will not have a material adverse effect.  Seller does not have any commitment to create, modify or terminate any Employee Benefit Plan.

(c)                                  Seller has never maintained or contributed to, or had any obligation to contribute to any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d)                                 Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form.

(e)                                  Neither any Employee Benefit Plan, nor any other Person has engaged in a “prohibited transaction” as defined in ERISA section 406 or Code Section 4975, with respect to such Employee Benefit Plan, for which no individual or class exemption exists.

(f)                                    There are no Actions pending, or to the Knowledge of Seller and the Shareholders, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan, its related assets or trust, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

4.14                           Transactions with Certain Persons.  Except as set forth on Schedule 4.14, no Related Person is presently or at any time during the past one (1) year has been a party to any transaction with Seller including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments annually to or from (other than for services as employees of Seller) such Related Person.  All such transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.  Except as set forth on Schedule 4.14, there is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from Seller to any Related Person or from any Related Person to Seller.

4.15                           Insurance.  Schedule 4.15 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller and relating to properties, assets and personnel of the Business.  All of the Insurance is “occurrence” based insurance.  The Insurance is in full force and effect and sufficient for compliance with all applicable Governmental Requirements and of all contracts to which Seller is a party.  Seller is not in default under any of the Insurance, and Seller has not failed to give any notice or to present any claim under any of the Insurance in a due and timely manner.  No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid.  Seller has not experienced claims in excess of current coverage of the Insurance.  Except as set forth on Schedule 4.15, there will be no retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence prior to the Closing Date.

4.16                           Accounts Receivable.  All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of Seller, arose in the ordinary course of the Business and will be collected in the ordinary course of business consistent with past collection practices at their full face value net of reserves for doubtful accounts.  Except as set forth on Schedule 4.16, there is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.

4.17                           Contracts.  Schedule 4.17 contains a true and correct list or description of the Contracts.  Seller has delivered to Buyer true and correct copies of the Contracts.  Each of the Contracts is enforceable against Seller and, to the Knowledge of Seller and the Shareholder, each other party thereto, in accordance with its terms, except as such enforcement may be limited by

Enforceability Limitations.  Neither Seller nor, to the Knowledge of Seller and the Shareholder, any other party to any Contract, is in default thereunder or in breach thereof, and Seller has not during the past two (2) years obtained or granted any waiver of or under any provision of any Contract except for routine waivers granted or sought in the ordinary course of business.  There exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a default by Seller or, to the Knowledge of Seller and the Shareholder, any other party under any Contract.  Neither Seller nor the Shareholders have knowledge of a threatened default under any Contract.

4.18                           Suppliers and Customers.  Except as set forth on Schedule 4.18, none of the suppliers or customers of the Business has informed Seller or the Shareholder that it intends to terminate or materially reduce its relationship with Seller, and to the Knowledge of Seller or the Shareholder there are no material problems or disputes with any supplier or customer of the Business.  Seller and the Shareholder believe that Seller has good business relationships with each of its suppliers and customers.  Neither Seller nor the Shareholder believe that the consummation of a sale of the Purchased Assets will or is likely to disrupt the existing relationships with any supplier or customer of the Business.

4.19                           Business Records.  No material records of accounts, personnel records or other business records for the past five (5) years relating to the Business have been destroyed and all such records are available upon request, subject to applicable Governmental Requirements and contractual prohibitions or limitations.

4.20                           Environmental Matters.  Except as set forth on Schedule 4.20:

(a)                                  Seller and its assets, properties and operations are now and at all times prior to the Closing Date have been in compliance with all applicable Environmental Laws and, to the Knowledge of Seller and the Shareholder, each Predecessor and its assets, properties and operations were in compliance in all material respects with all applicable Environmental Laws;

(b)                                 except in compliance with Environmental Laws, there has been and is no Release or threatened Release of any Hazardous Substance at, on, under, in, to or from the Facility, whether as a result of the operations and activities at the Facilities or otherwise;

(c)                                  neither Seller nor, to the Knowledge of Seller and the Shareholder, any Predecessor caused or contributed to the Release of Hazardous Substances in violation of any Environmental Laws at, on, under, in, to or from the Facility and are not, to the Knowledge of Seller and the Shareholder, otherwise liable or potentially liable for any such Releases;

(d)                                 neither Seller nor, to the Knowledge of Seller and the Shareholder, any Predecessor has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release in violation of any Environmental Laws of any Hazardous Substance at any location, whether at the Facility or any other property, that was allegedly manufactured, used, generated, processed, treated, stored, disposed of or otherwise handled at or transported from the Facility or any other property;

(e)                                  neither Seller nor, to the Knowledge of Seller and the Shareholder, any Predecessor has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Facility or from any other property relating to the operation of the Business on or prior to the Closing Date;

(f)                                    neither the Facility nor any operations or activities thereat is or has been subject to any Proceeding or any lien pursuant or relating to any applicable Environmental Laws or Environmental Claims;

(g)                                 there are no underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Substances from any underground storage tanks or related piping at the Real Property;

(h)                                 there are no PCBs located at, on, under or in the Real Property;

(i)                                     there is no asbestos or asbestos-containing material located at, on, under or in the Real Property; and

(j)                                     the Seller does not and has not ever owned any real property.

4.21                           Absence of Certain Changes.  Except as set forth on Schedule 4.21, since December 31, 2007 there has not been any:

(a)                                  material adverse change in the Business or in the financial condition or operations of the Seller;

(b)                                 increase in the compensation of or granting of bonuses payable or to become payable by Seller to any officer or employee whose compensation (base salary plus bonus) exceeded $50,000 for the fiscal year ending December 31, 2007, other than annual increases or bonuses consistent with the Seller’s past practices and not resulting in the compensation for any such officer or employee for such fiscal year exceeding one hundred and five percent (105%) of the compensation of such officer or employee for the preceding fiscal year;

(c)                                  sale or transfer by Seller of any tangible or intangible asset having a value at the time of disposition greater than $10,000 or $25,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment or any cancellation of any debt or claim, except in the ordinary course of business;

(d)                                 other material transaction not in the ordinary course of the Business or not otherwise consistent with Seller’s past practices involving consideration in excess of $25,000;

(e)                                  material change in accounting methods or principles; or

(f)                                    agreement, whether oral or written, by Seller to do any of the foregoing.

4.22                           No Brokers.  Except as set forth on Schedule 4.22, neither Seller nor the Shareholder have entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.23                           All Necessary Assets of the Business.  The Purchased Assets, taken as a whole, constitute all of the rights, properties and assets (tangible and intangible) used in the Business as presently conducted by Seller and necessary for the continued conduct of the Business.  There are no assets or properties used in the Business and owned by any Person other than Seller which will not, upon the Closing, be owned by Buyer or leased or licensed by Buyer.

4.24                           Accounts Payable/Accrued Liabilities.  The Accounts Payable and Accrued Liabilities reflected on the Financial Statements and the Final Net Working Capital Obligations Statement have arisen in bona fide arm’s length transactions in the ordinary course of business.  There are no unpaid invoices or bills representing amounts alleged to be owed by Seller, or other alleged obligations of Seller, which Seller has disputed or determined to dispute or refuse to pay.

4.25                           Inventories.  Except for sample inventory, the amount of the inventory shown on the Financial Statements is true and correct as of the dates indicated therein.  Seller has good and marketable title to all of the Inventory free and clear of all Encumbrances.  Except as set forth on Schedule 4.25, none of the Inventory is toll inventory or on consignment.  The Inventory, net of any reserve for obsolete inventory reflected on the Financial Statements, consists, and will consist as of the Closing Date, solely of inventories of the kind and quality regularly and currently used in the Business.

4.26                           Products; Product Warranties.

(a)                                  A form of each product warranty relating to products manufactured or sold by Seller and relating to the Business at any time during the two year period preceding the date of this Agreement has been delivered to Buyer.

(b)                                 Schedule 4.26(b) sets forth a true and complete list of (A) all products manufactured, marketed or sold by Seller and relating to the Business that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Business.

(c)                                  Except as set forth on Schedule 4.26(c), neither Seller nor the Shareholder are aware of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by the Business during the past three (3) years or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

(d)                                 Except as set forth on Schedule 4.26(d), neither Seller nor the Shareholder have Knowledge of any circumstances which are likely to cause the Seller’s historical pattern of warranty expenses to increase materially in the future.

(e)                                  Except as provided in any of the standard product warranties described in paragraph (a) of this Section and as otherwise set forth on Schedule 4.26(e), Seller has not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

4.27                           Real Property.  Other than the Facility, neither Seller nor any of its Predecessors has owned or leased any real property.

4.28                           Material Misstatements or Omissions.  None of the representations and warranties by Seller and the Shareholder in this Agreement contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1                                 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5.2                                 Authority; Authorization; Binding Effect.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.  Buyer has delivered to Seller copies of all resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer, in form reasonably satisfactory to counsel for Seller.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

5.3                                 No Conflict or Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement, do not and will not result in or constitute (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Buyer, (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or (c) a violation by Buyer of any Governmental Requirement.

5.4                                 Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.5                                 No Proceedings.  There is no Proceeding pending or, to the knowledge of Buyer, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

5.6                                 No Brokers.  Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.7                                 Material Misstatements or Omissions.  None of the representations and warranties by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 6

COVENANTS AND CONDUCT OF
THE PARTIES PRIOR TO AND AFTER CLOSING

Seller and the Shareholders, jointly and severally, on the one hand, and Buyer on the other hand, each covenant and agree with the other as follows:

6.1                                 Investigation by Buyer.  During the period beginning on the date of this Agreement and ending on the Closing Date, Buyer and its Representatives will continue to conduct a review of Seller and the Business.  In connection with such review, Seller shall grant to Buyer and its Representatives full access to all assets of Seller used in the Business upon reasonable prior notice and during normal business hours.  In connection with such review, Seller agrees, and shall cause each of its Representatives, upon reasonable prior notice, to (a) cooperate with Buyer and its Representatives, (b) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or its Representatives (including the work papers of Seller’s Accountants and all responses to auditor’s inquiry letters for the past five (5) years or related to the preparation of the Financial Statements) and (c) permit Buyer and its Representatives to inspect any assets of Seller or the Business.

6.2                                 Notifications, Consents and Approvals.  As soon as practicable, Buyer, Seller and the Shareholder shall commence all reasonable actions to obtain the consents and approvals and to make the filings set forth on Schedule 6.2 (the “Required Consents and Filings”) required to consummate the transactions contemplated by this Agreement and the Shareholder shall vote in favor of the transactions contemplated hereby.

6.3                                 Conduct Pending Closing.

(a)                                  From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Buyer in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Seller and the Shareholder agree as follows:

(i)                                     Seller shall carry on the Business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into or amend any agreement or make any commitment except in the ordinary course of business;

(ii)                                  Seller shall use reasonable commercial efforts to preserve the Business and its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations;

(iii)                               Seller shall not (A) grant any increase in compensation to any employee whose compensation (base salary plus bonus but excluding benefits) for the fiscal year of Seller ended on December 31, 2007 exceeded $25,000 or (B) enter into, or amend in any material respect, any Employee Benefit Plan;

(iv)                              Seller shall not (A) grant any special conditions with respect to any account receivable other than in the ordinary course of business (e.g., extended terms), (B) fail to pay any account payable on a timely basis in the ordinary course of business consistent with past practice, (C) make or commit to make any capital expenditures in excess of $5,000 in the aggregate or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;

(v)                                 neither Seller nor the Shareholder shall enter into any settlement with respect to any Proceeding against or relating to the Business, Seller or any officers, directors, employees, properties, assets or business of Seller;

(vi)                              Seller shall not make any distribution of property in respect of its capital stock or otherwise, except for distributions of Cash; and

(vii)                           neither Seller nor the Shareholder shall voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of Sellers and the Shareholder contained in this Agreement to be untrue in any material respect.

(b)                                 From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Seller and the Shareholder in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Buyer shall not voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect.

6.4                                 Notification of Certain Matters.

(a)                                  Seller and the Shareholder shall give prompt written notice to Buyer of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Seller and the Shareholder have Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Seller and the Shareholder contained in this Agreement to be untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Seller and the Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller and the Shareholder under this Agreement.

(b)                                 Buyer shall give prompt written notice to Seller and the Shareholder of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Buyer has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer under this Agreement.

6.5                                 Employee Matters.

(a)                                  Active Employees.  For the purpose of this Agreement, the term “Active Employees” mean all employees employed on the Closing Date by Seller for the Business who are employed exclusively in Seller’s Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)                                 Employment of Active Employees by Buyer.

(i)                                     Buyer is not obligated to hire any particular Active Employee but may interview all Active Employees.  Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective immediately following the Effective Time on the Closing Date (the “Hired Active Employees”).  Subject to any Governmental Requirement, Buyer will have reasonable access to the Facility and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by Seller upon reasonable prior notice during normal business hours.  It is a condition to Closing that Buyer will offer employment to such number of Active Employees as shall be necessary to avoid any liability for a violation of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or similar law of the Commonwealth of Massachusetts.  Further, for a period of ninety (90) days following the Closing Date, the Buyer will not voluntarily terminate a sufficient number of Active Employees such as to trigger any liability under the WARN Act, or similar law of the Commonwealth of Massachusetts.  This obligation shall survive the Closing.  Each Active Employee who accepts Buyer’s offer of employment shall become an employee of the Buyer immediately following the Effective Time on the Closing Date.  Buyer shall provide to each such Hired Active Employee the same vacation and sick pay accruals as such Hired Active Employee had when employed by Seller and Buyer shall assume and pay such vacation and sick pay accruals in the ordinary course of business and upon termination of the employment of any such Hired Active Employee.  If Buyer elects to terminate any at-will Hired Active Employee after the Closing Date, any resulting liability shall be for the Buyer’s account, unless such liability resulted from Seller’s breach of any representation, warranty or covenant involving those employees.

(ii)                                  Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.  As to any Active Employee to whom Buyer will not make any employment offer or who declines the Buyer’s employment offer, the Seller will comply with, and hold Buyer harmless against any claims arising under, any obligations under the WARN Act or similar Massachusetts law, and under any Massachusetts statute providing for the continuation of group health insurance.

(iii)                               It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Governmental Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(iv)                              Buyer shall distribute to each Hired Active Employee a written letter agreement in the form of Schedule 6.5(b)(iv) hereto informing each Hired Active Employee that Buyer shall be solely responsible for paying each Hired Active Employee for the amount of unused vacation time accrued by such Hired Active Employee through his/her employment by Seller as of the Closing Date.  Buyer shall not hire any Hired Active Employee who fails to or refuses to execute and deliver to Buyer and Seller such an agreement.  In the event any Hired Active Employee fails or refuses to so execute and deliver such agreement, he or she shall be deemed to have resigned his or her employment with Seller and not to have been hired by Buyer and Seller shall be responsible for paying all accrued and unpaid vacation, sick pay and other benefits due to such employee.

(v)                                 On and after the Closing Date, Seller shall make available to all Qualified Individuals (as hereafter defined) continuation health coverage as required by COBRA.  Seller also shall notify, in accordance with the requirements of COBRA, any such Qualified Individual of his or her right to obtain continuation health coverage from Seller.  For purposes of this Section “Qualified Individual” means any employee or qualified beneficiary of Seller who, prior to the date of Closing or as a result of the transactions contemplated under this Agreement, has or had incurred a Qualifying Event (as defined by COBRA) and who has elected, or may elect to have health care continuation coverage under the requirements of COBRA.  Seller hereby agrees that the transactions contemplated herein shall constitute a “qualifying event” entitling Hired Active Employees and qualified beneficiaries to “continuation coverage” (within the meaning of COBRA) under Sellers’ health and medical plans (the “initial qualifying event”).  Further, Seller will notify Purchaser if on or after the Closing Date Seller no longer maintains a group health plan within the meaning of COBRA.  Seller acknowledges that for Hired Active Employees, Buyer will pay a portion of the required COBRA premium cost and that Buyer will establish a plan under Section 125 of the Code to allow Hired Active Employees the ability to pay all, or a portion. of the balance of the COBRA premium cost.  Seller agrees to accept payment of the required COBRA premium in this manner.  Further, for those Hired Active Employees and qualified beneficiaries who have a “qualifying event” subsequent to the Closing Date (a “subsequent qualifying event”) and who had elected or are entitled to elect COBRA continuation coverage under Seller’s group health plan, if so required under applicable Governmental Authority, Seller will allow COBRA continuation coverage as a result of the subsequent qualifying event to be provided under Seller’s group health plan for the remainder of the period that such individual is entitled to obtain continuation coverage as a result of the initial qualifying event.

(c)                                  General Employee Provisions.

(i)                                     Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(ii)                                  Buyer shall assume Seller’s obligation to prepare and file with the IRS a Form W-2 with respect to each Hired Active Employees for the calendar year 2008.  Buyer and Seller hereby agree to elect the “predecessor-successor” basis for filing such Forms W-2 pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B. 320.

(iii)                               Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

6.6                                 Fees.  Seller and the Shareholder shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by Seller or the Shareholder in connection with the transactions contemplated by this Agreement.  Buyer shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by Buyer in connection with the transactions contemplated by this Agreement.

6.7                                 Public Statements.  Buyer and Seller and the Shareholder agree to cooperate, prior to the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press releases or other public statements shall be issued prior to the Closing without the joint consent of Buyer and Seller and the Shareholder (except as may be required by law and, in any such event, only after consultation with the other party).

After the Closing, Buyer and Seller shall jointly notify all customers of the Business that (i) the transactions contemplated by this Agreement have occurred and (ii) effective immediately Seller is no longer conducting the Business.  Buyer, Seller and the Shareholder shall cooperate in addressing specific customer requests or to facilitate timely completion of work-in-process on terms to be mutually agreed upon.

6.8                                 Use of Corporate Name or Trade Name.  After the Closing, neither Seller, the Shareholders nor any of their respective Affiliates will use any trade name included within the Intellectual Property being conveyed to Buyer, any derivative or variation thereof or any name similar thereto, with the exception of those including the term “SatCon”.

6.9                                 Access to Records and Personnel.

(a)                                  For a period of six (6) years after the Closing Date, Seller, the Shareholder and their Representatives will have reasonable access to (including the right to make copies of) all books and records of Seller transferred to Buyer hereunder, and to all former employees of Seller having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to (i) liabilities of Seller not assumed by Buyer hereunder, (ii) all matters as to which Seller is required to provide indemnification under this Agreement, (iii) the preparation of any Tax Returns required to be filed by Seller with respect to any periods prior to the Closing or (iv) other corporate matters relating to Seller.  Such access will be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt Buyer’s normal business operations.  Seller and the Shareholder will be solely responsible for any costs or expenses incurred by them pursuant to this Section.  If Buyer wishes to dispose of any of such books and records prior to the expiration of the six-year period, Buyer shall, prior to such disposition, give Seller and the Shareholder a reasonable opportunity, at the expense of Seller and the Shareholder, to segregate and remove such books and records as Seller and the Shareholder may select.

(b)                                 For a period of six (6) years after the Closing Date, Buyer and its Representatives will have reasonable access to (including the right to make copies of) all of the books and records relating to the Business which Seller and the Shareholder or any of their Representatives may retain after the Closing Date.  Such access will be afforded by Seller and the Shareholder and their Representatives upon receipt of reasonable advance notice and during normal business hours.  Buyer will be solely responsible for any costs and expenses incurred by it pursuant to this Section.  If Seller and the Shareholder wish to dispose of any of such books and records prior to the expiration of such six-year period, they shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

6.10                           Non-Competition and Confidentiality.

(a)                                  Non-Competition.  In consideration of the Purchase Price and Buyer’s covenants set forth in this Agreement.  Shareholder and Seller agree that, for the period beginning on the Closing Date and ending five (5) years thereafter (the “Covenant Period”), that it will not:

(i)                                     directly or indirectly, for his, her or its own account or as an agent, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 2% or less of any class of publicly traded securities), or otherwise, anywhere in the world, design, manufacture, sell, distribute or market or attempt to sell, distribute or market any product or service that is competitive, directly or indirectly, with the Business as it is now conducted (other than the design, manufacture, sale distribution and marketing of components or products previously manufactured by Seller for Affiliates of Shareholder for use in finished goods manufactured by such Affiliates) (the “Restricted Activity”), or call on or solicit business from any current customer of the Business or any customer who has purchased products or services from the Business within 12 months prior to the date of this Agreement for any Restricted Activity.

(ii)                                  employ or solicit the employment of any person who was employed by Seller (or by any of Seller’s or the Shareholder’s Affiliates if in connection with the Business) on the date of this Agreement or within six (6) months prior to such date other than Active Employees that Buyer has either chosen not to hire or that have been terminated by Buyer.

In the event of a breach by Seller, the Shareholder or either of their respective Affiliates of any covenant set forth in Subsections 6.10(a)(i) or 6.10(a)(ii), the term of such covenant will be extended by the period of the duration of such breach.

(b)                                 Seller and Shareholder have had access to and have gained knowledge with respect to the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Business (the “Confidential Information”).  Seller and Shareholder acknowledge that unauthorized disclosure or misuse of the Confidential Information, whether before or after Closing, will cause irreparable damage to Buyer subsequent to the Closing.  Seller and Shareholder agree that covenants by them not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the Business.  Accordingly, Seller and Shareholder agree that they will not use or disclose any Confidential Information of the Business, other than information generally available to the public through sources other than Seller and the Shareholder.  Buyer agrees that Confidential Information shall not include information relating to products or components sold by Seller to Affiliates of Shareholder at or prior to the Closing.

(c)                                  Remedies.  The covenants contained in this Section 6.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.10 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.10, and Seller and the Shareholder hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.  The rights and remedies provided by this Section 6.10(c) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

6.11                           Waiver of Bulk Sales Laws.  The parties waive compliance with the bulk transfer provisions of (a) the Uniform Commercial Code and (b) any Governmental Requirement relating to Taxes which has applicability to the transactions contemplated by this Agreement.

6.12                           Segregation of Excluded Assets.  Seller and the Shareholder agree that, prior to the Closing Date, Seller will, at its expense, segregate from the Purchased Assets all Excluded Assets which remain at the Real Property without causing any material interference or disruption of the business or operations of Buyer or resulting in any cost to Buyer.  Seller and the Shareholder shall maintain, at their expense, insurance against any Casualty relating to any Excluded Assets that remain at the Real Property following the Closing.

6.13                           Warranty Obligations.

(a)                                  Subject to Paragraph (b) of this Section 6.13 Buyer agrees to assume and satisfy all obligations of Seller to repair or replace any product manufactured and sold by the Business or to give monetary credit under the terms and conditions of the product warranties delivered pursuant to Section 4.26 (the “Warranty Obligations”).

(b)                                 The Warranty Obligations shall not include any claim by any customer of Seller with respect to any product sold prior to the Closing Date for bodily injury, property damage or consequential or special damages arising out of any breach of warranty relating to such products, all of which shall be considered Retained Liabilities for purposes of this Agreement.  Buyer and Seller shall consult and cooperate with each other regarding all warranty claims.

6.14                           Completion of Product for SatCon Canada.  Buyer agrees that it has assumed the performance of the purchase orders referred to in Schedule 4.14 with the Shareholder’s subsidiary in Canada and shall perform such purchase orders in accordance with their terms, as the same have been modified as described on Schedule 4.14.

6.15                           Marlborough Waste Water Treatment Notice.  Seller hereby agrees that promptly after the Closing it will give any required notice to the City of Marlborough, Massachusetts under its existing wastewater treatment permit with respect to the transaction contemplated hereby.

ARTICLE 7

CONDITIONS TO OBLIGATIONS
OF SELLER AND THE SHAREHOLDERS

The obligations of Seller and the Shareholder to consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller and the Shareholder, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Seller’s and the Shareholder’s absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

7.1                                 Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement will be true and correct in all respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Buyer will have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

7.2                                 No Proceedings.  No Proceeding will be pending, threatened or anticipated against Buyer, Seller or the Shareholder seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

7.3                                 Closing Certificate.  Buyer will have furnished Seller and the Shareholder with a certificate of an officer of Buyer, in form and substance reasonably satisfactory to Seller and the Shareholder, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

ARTICLE 8

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Buyer’s absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

8.1                                 Representations, Warranties and Covenants.  All representations and warranties of Seller and the Shareholder contained in this Agreement will be true and correct in all respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement and Shareholder and Seller each will have performed or caused to be performed all agreements and covenants required by this Agreement to be performed or caused to be performed by it prior to or at the Closing Date.

8.2                                 Required Consents and Filings.  The Required Consents and Filings marked with an asterisk on Schedule 6.2 will have been obtained or made.

8.3                                 No Proceedings.  No Proceeding will be pending, threatened or anticipated against Buyer, Seller or the Shareholder seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

8.4                                 No Interruption, Adverse Change or Termination.  (a) No interruptions or suspensions of the Business as now conducted will have occurred or, to the Knowledge of Seller and/or the Shareholder, been threatened, (b) no material adverse changes in the Business or in the business, prospects, assets or financial condition of Seller will have occurred or, to the Knowledge of Seller and/or the Shareholder, been threatened; and (c) Buyer will not have elected to terminate this Agreement in accordance with Section 10.2.

8.5                                 Closing Certificate.  Seller and Shareholder will have furnished or caused to be furnished to Buyer a certificate or certificates in form reasonably satisfactory to Buyer to evidence compliance with the conditions set forth in Sections 8.1, 8.3 and 8.4.

8.6                                 Resolutions of Seller and Shareholder.  Seller and Shareholder will have delivered to Buyer copies of all resolutions of their respective board of directors and shareholders of with respect to the transactions contemplated by this Agreement, certified by an officer of the Seller, in form and substance reasonably satisfactory to counsel for Buyer.

8.7                                 Transfer of Intellectual Property.  Seller and the Shareholder will have delivered to Buyer evidence, in form and substance satisfactory to Buyer, in its sole discretion, that all Intellectual Property (including the items described in Schedule 4.9(c)) as owned of record by the Seller, is being transferred to Buyer pursuant to the Transaction Documents and is free to be used to conduct the Business without conflicting claims.

ARTICLE 9

COVENANTS AND CONDUCT OF
THE PARTIES AFTER CLOSING

9.1                                 Survival and Indemnifications.

(a)                                  Survival of Representations, Warranties, Covenants and Agreements.

(i)                                     All representations and warranties of Seller and the Shareholder contained in this Agreement will survive the Closing Date for a period of 18 months only; except that (A) the representations and warranties in Section 4.3 (Title) will survive the Closing indefinitely, (B) the representations and warranties in Section 4.22 (Environmental Matters) will survive the Closing for a period of six (6) years and (C) the representations and warranties set forth in Section 4.7 (Tax Matters) will survive the Closing for a period of six (6) years (the period applicable to such representations and warranties shall be referred to as the “Claims Period”).  Any claim made by Buyer with respect to the representations and warranties of Seller and the Shareholder must be initiated by Buyer during the applicable Claims Period.  All of the representations and warranties of Seller and the Shareholder contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Buyer or its Representatives or any notice pursuant to Section 6.4(a).  All covenants and agreements of Seller and the Shareholder contained in this Agreement

(including the obligation of Seller and the Shareholder to convey the Purchased Assets to Buyer free and clear of any Encumbrance and the indemnification obligations of Seller and the Shareholder set forth in this Section) will survive the Closing Date until fully performed or discharged.

(ii)                                  All representations and warranties of Buyer contained in this Agreement will survive the Closing Date for a period of 18 months only (“Buyer Claims Period”).  Any claim made by Seller or the Shareholder with respect to the representations and warranties of Buyer contained in this Agreement must be initiated during the Buyer Claims Period.  All covenants and agreements of Buyer contained in this Agreement (including the indemnification obligations of Buyer set forth in this Section) will survive the Closing Date until fully performed or discharged.

(b)                                 Indemnification by Seller and the Shareholder.  Seller and the Shareholder hereby jointly and severally agree to defend, indemnify and hold harmless Buyer and its Affiliates, and the directors, officers and employees of Buyer and its Affiliates (“Buyer Indemnitee”), from, against and in respect of any and all Losses suffered or incurred by any of them:

(i)                                     by reason of any untrue representation or warranty of Seller and the Shareholders contained in this Agreement;

(ii)                                  (before or after the Closing) by reason of the non-fulfillment of any covenant or agreement by Seller and the Shareholders contained in this Agreement (including any required payment by Seller and the Shareholder of the Net Working Capital Obligations Adjustment);

(iii)                               arising from any Excluded Liabilities;

(iv)                              attributable to the operation of the Business or the activities of Seller or the condition of the Real Property prior to the Closing Date, except to the extent such Losses (A) are Assumed Liabilities or (B) are fully reflected on the Final Net Working Capital Obligations Statement and used in calculating the Purchase Price and the Net Working Capital Obligations Adjustment;

(v)                                 by reason of any Environmental Claim or any failure or alleged failure to comply with any Environmental Laws on or before the Closing Date at or in connection with the operation of any of the Facilities; or

(vi)                              resulting from or arising out of Seller’s and the Shareholder’s failure to comply with bulk sales laws notwithstanding any waiver by Buyer of Seller’s and the Shareholder’s compliance therewith pursuant to this Agreement.

(c)                                  Tax Indemnification.

(i)                                     Seller and the Shareholder jointly and severally agree to be responsible for and to indemnify and hold harmless Buyer, and the Buyer Indemnitees, from and against any and all Taxes that may be imposed upon or assessed against Buyer or the assets of Buyer (A) based on income of Seller and the Shareholder during all taxable periods commencing prior to, and ending on or after, the Closing Date, (B) based on operations of Seller prior to the Closing Date or (C) arising by reason of any breach by Seller or the Shareholder of any of the representations contained in Section 4.7 (Tax Matters).

(ii)                                  Any claim for indemnity under this paragraph (c) may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(d)                                 Indemnification by Buyer.  Buyer hereby agrees to indemnify and hold harmless Seller and the Shareholder and their respective Affiliates from, against, and in respect of any and all Losses suffered or incurred by any of them:

(i)                                     resulting from any untrue representation or warranty of Buyer contained in this Agreement; or

(ii)                                  resulting from the non-fulfillment of any covenant or agreement of Buyer contained in this Agreement (including any required payment by Buyer of the Net Working Capital Obligations Adjustment)

(e)                                  Limitation.  Notwithstanding anything to the contrary in this Agreement, with respect to Seller’s and the Shareholder’s indemnity obligations arising under Section 9.1(b) and 9.1(c) and Buyer’s indemnification obligations arising under Section 9.1(d), Seller and the Shareholder will not have any liability to Buyer, and Buyer will not have any liability to Seller and the Shareholder thereunder until the Losses suffered or incurred with respect thereto in the aggregate exceed, and then only to the extent such Losses are in excess of $75,000.  The indemnity obligations of Seller, the Shareholder and Buyer under this Agreement shall in no way exceed $1,250,000, except that any claim arising from fraud will not be so limited.

(f)                                    Notification and Defense of Claims or Actions.

(i)                                     As used in this Section, any party seeking indemnification pursuant to this Section 9.1 is referred to as an “Indemnified Party” and any party from whom indemnification is sought pursuant to this Section is referred to as an “Indemnifying Party.”  An Indemnified Party which proposes to assert the right to be indemnified under this Section 9.1 shall submit a written demand for indemnification to the Indemnifying Party setting forth in summary form the facts as then known which form the basis for the claim for indemnification; provided, however, that the failure to give such notice will not affect such claim of indemnification except to the extent of actual prejudice to the Indemnifying Party.  With respect to claims based on actions by third parties, an Indemnified Party shall, within fifteen (15) business days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnifying Party, notify the Indemnifying Party in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnifying Party of any such Proceeding will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within fifteen (15) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

(ii)                                  If an Indemnified Party gives notice to the Indemnifying Party pursuant to paragraph (i) above of the assertion of a third-party claim, the Indemnifying Party will be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (A) the Indemnifying Party is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) Buyer is the Indemnified Party and the Indemnifying Party fails to provide assurance satisfactory to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a third-party claim, (A) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification and (B) no compromise or settlement of such third-party claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of Governmental Requirement or any violation of the rights of any Person, (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (III) the Indemnified Party will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any third-party claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party.  Any control of the defense of a third-party claim given to an Indemnifying Party pursuant to this paragraph will, upon notice from the Indemnified Party, be reversed and given back to the Indemnified Party if, at any point during the course of such third-party claim the conditions necessary to have been met to allow such Indemnifying Party to so control such defense are no longer true whether because all unsatisfied claims increase in amount or because any other factors described in paragraph (iii) below arise or otherwise.

(iii)                               Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates or Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(iv)                              In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Section 9.1, (A) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party reasonably informed as to the status of such claim and (B) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

ARTICLE 10

MISCELLANEOUS

10.1                           Further Assurances.  Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

10.2                           Risk of Loss.  Risk of loss with respect to any property or assets of Seller will be borne by Seller and the Shareholder at all times prior to the Closing and will pass to Buyer only upon transfer to Buyer at Closing of title to the Purchased Assets.  If any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a “Casualty”), Seller shall promptly notify Buyer in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Buyer for details or information.  Buyer shall thereafter proceed with the Closing, except that in the event of a Casualty to the Tangible Personal Property, the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Seller); provided, however, that if such Casualties are in an aggregate amount in excess of $50,000 from the date of this Agreement to the Closing Date or materially interfere, in Buyer’s reasonable discretion, with the operation of the Business, Buyer may terminate this Agreement.  Buyer must exercise its option to terminate by written notice to Seller and the Shareholder given within fifteen (15) days or the number of days remaining to the Closing, whichever is less, after the later of Buyer receiving (a) written notice of any such Casualty and (b) satisfactory responses to all of its reasonable requests, if any, for details or information.  If this Agreement is not terminated by Buyer pursuant to this Section and if Buyer, Seller and the Shareholder are unable to agree as to the dollar amount of the loss (based upon replacement value) or the insurance proceeds to be recovered, Buyer, Seller and the Shareholder shall proceed with the Closing as scheduled, except that Buyer shall place in escrow (to be held pending agreement as to the final amount) an amount (based upon estimated replacement value of the damaged or destroyed property) as determined by a firm selected by the Independent Accountants (the “Casualty Amount”), and the payments to be made by Buyer on the Closing Date pursuant to this Agreement will be reduced by the Casualty Amount.  The escrow agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Buyer, Seller and the Shareholder or otherwise.  In the event that the actual Casualty loss is greater than or less than the Casualty Amount held in escrow, to the extent necessary, the parties shall make appropriate adjustment payments.

10.3                           Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                  by written agreement of Buyer, Seller and the Shareholder;

(b)                                 by Buyer, Seller and the Shareholders by written notice to the other in the event that the Closing Date has not occurred for any reason on or prior to September 26, 2008, but only if the terminating party is not in breach of, or default under, any provision of this Agreement; or

(c)                                  by Buyer by written notice to Seller and the Shareholder of its election to terminate this Agreement pursuant to Section 10.2.

In the event of the termination of this Agreement as provided in the preceding sentence, no party will have any liability hereunder of any nature whatsoever, other than for indemnification pursuant to Section 9.1.  In the event that a condition precedent to its obligations is not satisfied, nothing contained in this Agreement will be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing, which waiver will not impair or affect any right of indemnification or other right or remedy hereunder.

10.4                           Notices.  Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

If to Seller and/or the Shareholder, a single notice addressed to:

SatCon Technology Corporation
27 Drydock Avenue
Boston, Massachusetts 02210
Attention:	President
Telecopier:	(617) 897-2401

With a copy to:

Greenberg Traurig, LLP
One International Place
Boston, Massachusetts 02110
Attention:	Jonathan Bell, Esq.
Telecopier:	(617) 310-6001

If to Buyer, addressed to:

Spectrum Microwave, Inc.
c/o Spectrum Control, Inc.
8031 Avonia Road
Fairview, Pennsylvania 16415
Attention:	John A. Freeman
Telecopier:	(814) 835-1642

With a copy to:

Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attention:	Robert B. Fleming, Esq.
Christopher J. Milne, Esq.
Telephone:	(716) 856-4000
Telecopier:	(716) 849-0349

Any party may designate in a writing to any other party any other address or telecopier number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.5                           Choice of Law.  This Agreement is governed by and will be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized will govern.

10.6                           Expenses.  Except as otherwise provided in this Agreement, Seller and the Shareholder shall pay all of their legal, accounting and other expenses incident to this Agreement and Buyer shall pay all of its legal, accounting and other expenses incident to this Agreement.  Except as otherwise provided in this Agreement, nothing contained in this Agreement will be interpreted or construed to require Buyer to directly or indirectly pay, assume or be liable for any of the foregoing expenses of Seller and the Shareholder.

10.7                           Titles.  The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.8                           Waiver.  No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance.  No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy.  No waiver by any party to this Agreement of any right or remedy under this Agreement will be effective unless made in writing.  Any waiver by any party to this Agreement of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

10.9                           Effective; Binding.  This Agreement will be effective upon the due execution hereof by each party to this Agreement.  Upon becoming effective, this Agreement will be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and will inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; provided, however, that, except as provided for in the immediately following sentence, no party to this Agreement may assign any right or obligation arising pursuant to this Agreement without the prior written consent of the other parties.  Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer.

10.10                     Entire Agreement.  This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of this Agreement; provided, however that the exclusivity and confidentiality provisions contained in that certain Non-Binding Letter of Intent between Buyer, Seller and the Shareholders dated August 15, 2008, will be extended through the Closing Date and will survive the execution of this Agreement unimpaired.

10.11                     Modification.  No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy.  No modification of this Agreement will be effective unless made in writing duly executed by all of the parties to this Agreement.

10.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.  Any party may execute this Agreement by facsimile signature and the other parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party.  Any party executing this Agreement by facsimile signature shall immediately forward to the other parties an original signature page by overnight mail.

10.13                     Consent to Jurisdiction.  Each party to this Agreement hereby (i) consents to submit himself, herself or itself to the personal jurisdiction of the Federal courts of the United States located in Pennsylvania and Massachusetts or, if such courts do not have jurisdiction over such matter, to the applicable courts of the Commonwealth of Pennsylvania located nearest to State College, Pennsylvania and the applicable courts of the Commonwealth of Massachusetts located nearest to Boston, Massachusetts, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement will be litigated in such courts and (iii) irrevocably agrees that it will not institute any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts.  Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

10.14                     Waiver of Jury Trial.  THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15                     Independence of Covenants and Representations and Warranties.  All covenants under this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties under this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

SPECTRUM MICROWAVE, INC.

By:	/s/ John P. Freeman
	Name:	John P. Freeman
	Title:	Chief Financial Officer

SATCON TECHNOLOGY CORPORATION

By:	/s/ Charles S. Rhoades
Name: Charles S. Rhoades
Title: President, CEO

SATCON ELECTRONICS, INC.

By:	/s/ Charles S. Rhoades
Name: Charles S. Rhoades
Title: President, CEO